UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 12, 2019

Dynavax Technologies Corporation

(Exact name of registrant as specified in its charter)

Commission File Number: 001-34207

Delaware	33-0728374
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

2100 Powell Street, Suite 900

Emeryville, CA 94608

(Address of principal executive offices, including zip code)

(510) 848-5100

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading symbol(s):	Name of each exchange on which registered:
Common Stock, $0.001 par value	DVAX	The Nasdaq Stock Market LLC

Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 12, 2019, the board of directors (the “Board”) of Dynavax Technologies Corporation (the “Company”) appointed Andrew A. F. Hack, M.D., Ph.D., to serve as a Class I Director, to serve until the 2022 Annual Meeting of Stockholders and until his successor is duly elected and qualified, or until his earlier death, resignation or removal. It has not yet been determined on which committees of the Board Dr. Hack will serve.

Pursuant to the Company’s non-employee director compensation policy, upon his appointment Dr. Hack automatically was granted an option to purchase 15,000 shares of the Company’s common stock under the Company’s 2018 Equity Incentive Plan, with an exercise price equal to $3.36 per share, which is equal to the closing price of the Company’s Common Stock on August 12, 2019, as reported on the Nasdaq Capital Market.  The option vests over three years in equal annual installments on the anniversary of the grant date.  Dr. Hack will also receive an annual cash retainer of $40,000.

The Company will enter into its standard form of indemnification agreement (the “Indemnity Agreement”) with Dr. Hack. The Indemnity Agreement provides, among other things, that the Company will indemnify Dr. Hack, under the circumstances and to the extent provided therein, for certain expenses which he may be required to pay in connection with certain claims to which he may be made a party by reason of his service to the Company as a director, and otherwise to the fullest extent under applicable law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dynavax Technologies Corporation

Date: August 15, 2019	By:	/s/ STEVEN N. GERSTEN .
Steven N. Gersten
Senior Vice President